EXHIBIT 99

COMTEX NEWS NETWORK
LOGO
                                NEWS RELEASE
                                Release:  IMMEDIATE
                                For:      Comtex News Network, Inc.
     Contact:  Amber Gordon               (Symbol: CMTX)
               703-820-2000

         COMTEX BOARD ELECTS C.W. GILLULY CHAIRMAN & INTERIM CEO;
           PIETER VANBENNEKOM JOINS BOARD OF DIRECTORS

ALEXANDRIA, VA, February 9, 2004 - Comtex News Network, Inc. (OTC
BB: CMTX), a leading wholesaler of electronic real-time news and content, today announced that
C.W. Gilluly has been elected Chairman of the Board of Directors and appointed to the position of Interim Chief Executive Officer. Stephen W. Ellis, former Chairman and CEO, and Laurence F. Schwartz, former President, have resigned their positions.

     Comtex also announced that Mr. Pieter VanBennekom has joined its Board of Directors, following the resignation of Mr. Ellis from the Board.

     Dr. Gilluly stated, "I look forward to working with Comtex's strong management teams in Virginia and New York, who have the full support of the Board of Directors. Together, we will continue the process of strengthening product offerings, while increasing interactive communications with our distributors and publishers."

     "Pieter VanBennekom brings extraordinary strength in editorial content to Comtex. VanBennekom is an experienced international journalist with a successful track record as an entrepreneur -- a rare combination, and we are most fortunate that he has joined our Board," added Dr. Gilluly.

     Steve Brosnihan, Vice President, Business Development, directs the Company's New York operations and Dee McGonagle, Vice President, Publisher Relations, continues to serve as General Manager of Comtex's Alexandria, Virginia operations. Robin Deal, Vice President, Finance, runs all financial and administrative activities for the Company.

About C.W. Gilluly
C.W. GILLULY, Ed.D., 58, has served as a director of Comtex since 1992. Dr. Gilluly served as President of the Company from June 1992 until May 1993, as Chief Executive Officer from June 1992 until September 1997, as Chairman from June 1992 until December 2002 and as Vice-Chairman from December 2002 through June 2003. Dr. Gilluly holds a significant position in Comtex, directly owning approximately 16% of the Company's common stock.
Moreover, since June 1992, he has served as Chairman and President of AMASYS Corporation, which owns approximately 16% of the Company's common stock and holds an $856,000 subordinated Note from the Company, convertible into an additional 6% of Comtex common stock. From June 1992 until March 2000, Dr. Gilluly served as Chairman and CEO of Hadron, Inc. (a Federal government technology services provider focused on national security and biodefense, now named Analex Corporation, AMEX:
NLX), where he continued to serve as a director through April 2003. Dr. Gilluly served as an officer and naval aviator in the U.S. Navy from 1967 to 1980. Dr. Gilluly holds a B.S. from Marquette University, an M.A. from Chapman College and an Ed.D. from Catholic University. He resides in Washington, D.C. with his wife.

About Pieter VanBennekom
PIETER W. VANBENNEKOM, 58, is Editorial Director of Progressive Business Publications, Inc. (PBP) a diversified business information services publishing company. He joined PBP in 1994 and has been responsible for the launches of several successful new business information products. Prior to joining PBP, VanBennekom had a long career (from 1969 until 1992) with the worldwide wire service United Press International (UPI). He started with UPI as a foreign correspondent in Mexico and Central America, and moved up through various management positions to International Vice President. His last position at UPI was President and CEO.

VanBennekom was born in Amsterdam, Holland, and studied Classics and Ancient History in his native country before switching to Journalism at the University of Colorado, Boulder, on a Fulbright foreign exchange student scholarship. He has traveled extensively throughout the world, interviewed some 60 heads of state and speaks five languages.

About Comtex
Comtex is a leading wholesaler of real-time news and related content for the world's leading financial and business information distributors. With a specialization in the financial news and content marketplace, Comtex receives, enhances, combines, filters and distributes news and content received from more than 10,000 national and international news bureaus, agencies and publications. The resulting news and content products - with embedded stock tickers, key words, standardized metadata, uniform formatting and custom filters - are all designed to meet the exacting standards required by investment professionals. More information on the company can be found at www.comtex.com.

Please Note: Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "anticipate," "expect," "could," "intend," "may" and other words of a similar nature. These statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including the occurrence of unanticipated events or circumstances relating to the fact that Comtex is in a highly competitive industry subject to rapid technological, product and price changes. Other factors include the possibility that demand for the Company's products may not occur or continue at sufficient levels, changing global economic and competitive conditions, technological risks and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. Comtex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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